Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Fourth Quarter 2025 Financial Results

CHICAGO— (March 12, 2026) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, today announced its results for the fourth quarter and year ended December 31, 2025.

Peter Sack, Co-Chief Executive Officer, noted, “We completed 2025 on a strong note with new originations leading to net portfolio growth for the year and potential regulatory relief improving equity valuations and sentiment among our borrowers. While the financial services and private credit sectors face ongoing challenges with credit quality, a declining interest rate environment, and overcrowding and overlap on certain types of borrowers, we believe our performance stands in sharp relief. Chicago Atlantic continues to focus on strong operators, the right states, and an underwriting discipline that stresses protection of collateral and returns to shareholders above all else. At year end, over 90% of our portfolio remained protected from additional interest rate declines with either fixed rates, or floating rates with floors at or above the prevailing Prime rate, enabling us to generate a consistent weighted average portfolio yield. As we look ahead to 2026, we are encouraged by the strength in our platform’s new investment pipeline that has increased to $616 million, and the growing demand from operators for growth capital. With a few potential regulatory actions being evaluated by the federal government, we expect the coming year could be one of the more important periods in the history of the company.”

Quarterly Results of Operations

	For the three months ended
	December 31, 2025		September 30, 2025		December 31, 2024
	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share
OPERATING RESULTS
Net interest income	$14,238,203	$0.66	$13,685,274	$0.64	$14,068,376	$0.69
Total expenses before provision for expected credit losses	$5,981,137	$0.28	$4,193,515	$0.20	$5,682,193	$0.28
Net income	$8,157,249	$0.38	$8,934,539	$0.42	$7,919,692	$0.39
(Benefit) provision for current expected credit losses	$99,817	$0.00	$557,220	$0.03	$301,491	$0.01
Distributable earnings - basic	$9,251,310	$0.44	$10,522,142	$0.50	$9,214,434	$0.47
Distributable earnings - diluted	$9,251,310	$0.43	$10,522,142	$0.49	$9,214,434	$0.46
Diluted weighted average shares of common stock outstanding	21,485,739	-	21,485,776	-	20,256,628	-
Regular dividends declared	$9,907,728	$0.47	$9,905,390	$0.47	9,789,737	$0.47

PORTFOLIO PERFORMANCE
Total loan principal outstanding	$411,075,088		$399,948,492		$410,221,554
Portfolio companies	26		26		30
Unfunded commitments	$31,116,960		$29,761,667		$20,935,000
Gross unlevered weighted average yield to maturity	16.3%		16.5%		17.2%
Aggregate loan portfolio bearing a variable interest rate	62.4%		63.3%		63.0%
Book value per share	$14.60		$14.71		$14.83
Debt/equity ratio	32.0%		32.8%		33.7%

Annual Results of Operations

	For the year ended
	December 31, 2025		December 31, 2024
	Total Amount	Per Share	Total Amount	Per Share
OPERATING RESULTS
Net interest income	$55,390,399	$2.58	$54,950,885	$2.56
Total expenses before provision for expected credit losses	$18,813,870	$0.88	$18,320,604	$0.85
Net income - diluted	$36,010,478	$1.68	$37,045,403	$1.72
(Benefit) provision for current expected credit losses	$731,051	$0.03	$(583,298)	$(0.03)
Distributable earnings - basic	$40,352,053	$1.92	$40,018,381	$2.08
Distributable earnings - diluted	$40,352,053	$1.88	$40,018,381	$2.03
Diluted weighted average shares of common stock outstanding	21,431,650	-	19,713,916	-
Regular dividends declared	$41,395,696	$1.88	$41,370,860	$1.88

Subsequent Portfolio Activity

During the subsequent period from January 1, 2026, to March 12, 2026, the Company had the following investment activities:

●	Advanced new gross loan principal of approximately $51.1 million, comprised of $16.2 million to a new borrower and $34.9 million to existing borrowers on delayed draw and revolving loan facilities.

●	Received a total of approximately $40.4 million in loan repayments, comprised of $3.1 million in scheduled amortization payments, $4.4 million of unscheduled prepayments payments and $32.9 million of full loan prepayments.

Capital Activity

●	As of December 31, 2025, the Company had approximately $98.4 million of total drawn leverage, comprised of $49.1 million drawn on the secured revolving credit facility and $49.3 million, at carrying value, of senior unsecured notes due 2028.

●	As of March 12, 2026, the Company has $52.9 million available on its secured revolving credit facility, and total liquidity, net of estimated liabilities, of approximately $50.0 million.

2026 Outlook

Chicago Atlantic offered the following outlook for full year 2026:

●	The Company expects to maintain a dividend payout ratio based on Distributable Earnings per weighted average diluted share of approximately 90% to 100% on a full year basis.

●	If the Company’s taxable income requires additional distribution in excess of the regular quarterly dividend, in order to meet its 2026 taxable income distribution requirements, the Company expects to meet that requirement with a special dividend in the fourth quarter of 2026.

Conference Call and Quarterly Earnings Supplemental Details

Chicago Atlantic will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (833) 630-1956 (international callers: 412-317-1837). The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.refi.reit. The online replay will be available approximately one hour after the end of the call and archived for one year.

Chicago Atlantic posted its Fourth Quarter 2025 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform, which has offices in Chicago, Miami, New York, and London.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
Assets
Loans held for investment	$332,772,244	$364,238,847
Loans held for investment - related party	76,183,323	38,238,199
Loans held for investment, at carrying value	408,955,567	402,477,046
Current expected credit loss reserve	(5,062,785)	(4,346,869)
Loans held for investment at carrying value, net	403,892,782	398,130,177
Loans, at fair value - related party (amortized cost of $0 and $5,500,000, respectively)	-	5,335,000
Cash and cash equivalents	14,948,884	26,400,448
Interest receivable	4,009,800	1,453,823
Other receivables and assets, net	874,245	459,187
Related party receivables	1,189,937	3,370,339
Total Assets	$424,915,648	$435,148,974

Liabilities
Revolving loan	$49,100,000	$55,000,000
Notes payable, net	49,334,459	49,096,250
Dividend payable	11,157,220	13,605,153
Related party payables	2,214,920	2,043,403
Management and incentive fees payable	3,098,576	2,863,158
Interest payable	1,348,334	1,149,021
Accounts payable and other liabilities	834,977	1,136,014
Interest reserve	12,686	1,297,878
Total Liabilities	117,101,172	126,190,877
Commitments and contingencies

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 21,080,272 and 20,829,228 shares issued and outstanding, respectively	210,803	208,292
Additional paid-in-capital	323,125,854	318,886,768
Accumulated deficit	(15,522,181)	(10,136,963)
Total stockholders’ equity	307,814,476	308,958,097

Total liabilities and stockholders’ equity	$424,915,648	$435,148,974

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

	For the three months ended December 31,		For the year ended December 31,
	2025 (unaudited)	2024 (unaudited)	2025	2024
Revenues
Interest income	$16,075,823	$15,479,250	$62,936,040	$62,104,092
Interest expense	(1,837,620)	(1,410,874)	(7,545,641)	(7,153,207)
Net interest income	14,238,203	14,068,376	55,390,399	54,950,885

Expenses
Management and incentive fees, net	3,098,576	2,863,158	8,202,136	8,061,896
General and administrative expense	1,538,311	1,490,103	5,304,451	5,388,967
Professional fees	434,483	483,408	1,938,422	1,811,067
Stock based compensation	909,767	845,524	3,368,861	3,058,674
Provision (benefit) for current expected credit losses	99,817	301,491	731,051	(583,298)
Total expenses	6,080,954	5,983,684	19,544,921	17,737,306
Change in unrealized gain (loss) on investments	-	(165,000)	165,000	(240,604)
Realized gain on debt securities, at fair value	-	-	-	72,428
Net income before income taxes	8,157,249	7,919,692	36,010,478	37,045,403
Income tax expense	-	-	-	-
Net income	$8,157,249	$7,919,692	$36,010,478	$37,045,403

Earnings per common share:
Basic earnings per common share	$0.39	$0.40	$1.71	$1.92
Diluted earnings per common share	$0.38	$0.39	$1.68	$1.88
				-
Weighted average number of common shares outstanding:				-
Basic weighted average shares of common stock outstanding	21,075,353	19,830,596	21,003,635	19,279,501
Diluted weighted average shares of common stock outstanding	21,485,739	20,256,628	21,431,650	19,713,916

Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings to evaluate our performance. Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We believe providing Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons. Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings may not be comparable to similar measures presented by other REITs.

	Year ended
	December 31, 2025	December 31, 2024
Net Income	$36,010,478	$37,045,403
Adjustments to net income
Stock based compensation	3,368,861	3,058,674
Amortization of debt issuance costs	406,663	256,998
Provision (benefit) for current expected credit losses	731,051	(583,298)
Change in unrealized gain (loss) on investments	(165,000)	240,604
Distributable Earnings	$40,352,053	$40,018,381
Basic weighted average shares of common stock outstanding (in shares)	21,003,635	19,279,501
Basic Distributable Earnings per Weighted Average Share	$1.92	$2.08
Diluted weighted average shares of common stock outstanding (in shares)	21,431,650	19,713,916
Diluted Distributable Earnings per Weighted Average Share	$1.88	$2.03